November 10, 2023

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Re: DSS AmericaFirst Quantitative Funds

File no. 811-22669

Dear Sir or Madam:

We have read the disclosures related to our status as former independent registered public accounting firm in Form N-CSR of DSS AmericaFirst Defensive Growth Fund, DSS AmericaFirst Large Cap Share Buyback Fund, DSS AmericaFirst Monthly Risk‐On Risk‐Off Fund, and DSS AmericaFirst Income Fund, each a series of DSS AmericaFirst Quantitative Funds, dated November 10, 2023, and agree with the statements concerning our Firm contained therein.

Very truly yours,

BBD, LLP